Exhibit 10.19

1.	BASIC LEASE TERMS
	a.	DATE OF LEASE:	October [3], 2000
	b.	TENANT:	Applied Microsystems Corporation, a Washington Corporation
Trade Name:
		Address (Leased Premises):	5020 148th Avenue NE, Redmond, WA 98052
		Building/Unit	Building A
		Address (For Notices):	5020 148th Avenue NE, Redmond, WA 98052
Facsimile:

	c.	LANDLORD:	Teachers Insurance & Annuity Association of America
		Address (For Notices):	c/o JSH Properties, Inc. 10220 NE Points Drive, Suite 203 Kirkland, WA 98033 (425) 889-0600
		Facsimile:	(425) 889-0606

		with a copy to	Teachers Insurance & Annuity Association of America Attn: Legal Counsel 730 Third Avenue New York, NY 10017
or to such other place as Landlord may from time to time designate by notice to Tenant.
	d.	TENANT'S USE OF PREMISES:	Light manufacturing, distribution, wholesaling, warehouse of electronic equipment parts and ancillary office use.

	e.	PREMISES AREA:	An agreed 53,159 Rentable Square Feet

	f.	PROJECT AREA:	An agreed 144,337 Rentable Square Feet

	g.	TERM OF LEASE:	This Lease shall commence on June 1, 2001 (the "Commencement Date"), and shall terminate on May 31, 2007 (the "Expiration Date")

h.	BASE MONTHLY RENT (months refer to period through applicable full calendar month):

Period	Monthly Rent

06/01/01 – 05/31/02	$84,168.42
06/01/02 – 05/31/03	$88,598.33
06/01/03 – 05/31/04	$93,028.25
06/01/04 – 05/31/05	$97,458.16
06/01/05 – 05/31/06	$101,888.08
06/01/06 – 05/31/07	$106,318.00

i.	PREPAID RENT (for months in addition to first month's rent): $ N/A
j.	SECURITY DEPOSIT / LETTER OF CREDIT:
Retained Security Deposit:	$ 48,008.00
Letter of Credit:	$325,000.00

k.	BROKER(S):	Tenant’s Broker: Landlord’s Broker:	N/A JSH Properties, Inc

l.	GUARANTOR(S):	N/A

m.	EXHIBITS:	Exhibit A –The Premises Exhibit B – The Project Exhibit C – Work Letter Agreement Exhibit D – Rules and Regulations Exhibit E – Letter of Credit

2.       PREMISES/COMMON AREAS/PROJECT.
a.       Premises.  Landlord leases to Tenant the premises described in Section 1 and in Exhibit A (the "Premises"), located in this project described on Exhibit B (the "Project").  By entry on the Premises, Tenant acknowledges that it has examined the Premises and accepts the Premises in their present condition, subject to any Landlord's Work required under this Lease.  Landlord's Work shall consist of such work, if any, as is specifically identified as Landlord's responsibility under Exhibit C.  Unless otherwise identified in written notice from Tenant to Landlord prior to the dates specified below, Landlord's Work shall be deemed approved by Tenant in all respects on the earlier of (a) the date Tenant commences construction or installation of any Tenant's Work, or (b) the date Tenant begins to move its personal property into the Premises.  Tenant represents and warrants that it agrees with the square footage specified for the Premises and the Project in Section 1 and will not hereafter challenge such determination and agreement.
b.       Common Areas.  As used in this Lease, "Common Areas" shall mean all portions of the Project not leased or demised for lease to specific tenants.  During the Lease Term, Tenant and its licensees, invitees, customers and employees shall have the non–exclusive right to use the public portions of the Common Areas, including all parking areas, landscaped areas, entrances, lobbies, elevators, stairs, corridors, and public restrooms in common with Landlord, other Project tenants and their respective licensees, invitees, customers and employees, subject to Tenant’s rights under the license granted in Section 11.  Landlord shall at all times have exclusive control and management of the Common Areas and no diminution thereof shall be deemed a constructive or actual eviction or entitle Tenant to compensation or a reduction or abatement of rent, subject to Tenant’s rights under the license granted in Section 11.  Landlord in its discretion may increase, decrease or change the number, locations and dimensions of any Common Areas and other improvements shown on Exhibit A which are not within the Premises, subject to Tenant’s rights under the license granted in Section 11.
c.       Project.  Landlord reserves the right in its sole discretion to modify or alter the configuration or number of buildings in the Project, provided only that upon such modification or alteration, the Project Area as set forth in Section 1(f) shall be adjusted to reflect such modification or alteration.
3.       TERM.  This Lease shall be for a term (the “Lease Term”) beginning on the Commencement Date and ending on the Expiration Date, as set forth in Article 1(g), unless extended or sooner terminated in accordance with the terms of this Lease.

4.       RENT
a.       Base Monthly Rent.  Tenant shall pay Landlord monthly base rent in the initial amount in Section 1 which shall be payable monthly in advance on the first day of each and every calendar month ("Base Monthly Rent").
          For purposes of Section 467 of the Internal Revenue Code, the parties to this Lease hereby agree to allocate the stated Rents, provided herein, to the periods which correspond to the actual Rent payments as provided under the terms and conditions of this agreement.
b.       Expenses.  The purpose of this Section 4(b) is to ensure that Tenant bears a share of all Expenses related to the use, maintenance, ownership, repair or replacement, and insurance of the Project.  Accordingly, beginning on the Commencement Date, Tenant shall each month pay to Landlord one-twelfth (1/12) of Tenant's Share of Expenses related to the Project. As used in this Lease, "Tenant's Share" shall mean the Premises Area, as defined in Section 1(e), divided by the Project Area, as defined in Section 1(f), and "Tenant's Share of Expenses" shall mean the total Expenses for the Project for the applicable calendar year multiplied by Tenant's Share.  Landlord may specially allocate individual expenses where and in the manner necessary, in Landlord's reasonable discretion and upon prior written notice to Tenant, to appropriately reflect the consumption of the expense or service.  For example where some but not all premises in the Project have HVAC, Landlord may reallocate Project Expenses for HVAC to all premises utilizing HVAC to be apportioned on a per square foot basis, or could allocate to each premises utilizing HVAC the cost of maintaining that space's individual unit.  In the event the average occupancy level of the Project for any year is less than ninety five percent (95%), the actual Expenses for such year shall be proportionately adjusted to reflect those costs which Landlord estimates would have been incurred, had the Project been ninety five percent (95%) occupied during such year.
1)       Expenses Defined.  The term "Expenses" shall mean all costs and expenses of the ownership, operation, maintenance, repair or replacement, and insurance of the Project, including without limitation, the following costs:
(a)      All supplies, materials, labor, equipment, and utilities used in or related to the operation and maintenance of the Project,
(b)      All maintenance, janitorial, legal, accounting, insurance, service agreement and management (including on-site management office) costs related to the Project;
(c)      All maintenance, replacement and repair costs relating to the areas within or around the Project, including, without limitation, air conditioning systems, sidewalks, landscaping, service areas, driveways, parking Areas (including resurfacing and restriping parking areas), walkways, building exteriors (including painting), signs and directories, repairing and replacing roofs, walls, etc.  These costs may be included either based on actual expenditures or the use of an accounting reserve based on past cost experience for the Project.
(d)        Amortization (along with reasonable financing charges) of capital additions or improvements made to the Project which may be required by any government authority or which will improve the operating efficiency of the Project (provided, however, that the amount of such amortization for improvements not mandated by government authority shall not exceed in any year the amount of costs reasonably determined by Landlord in its sole discretion to have been saved by the expenditure either through the reduction or minimization of increases which would have otherwise occurred).
(e)        Real Property Taxes including all taxes, assessments (general and special) and other impositions or charges which may be taxed, charged, levied, assessed or imposed upon all or any portion of or in relation to the Project or any portion thereof, any leasehold estate in the Premises or measured by Rent from the Premises, including any increase caused by the transfer, sale or encumbrance of the Project or any portion thereof.  "Real Property Taxes" shall also include any form of assessment, levy, penalty, charge or tax (other than estate, inheritance, net income, or franchise taxes) imposed by any authority having a direct or indirect power to tax or charge, including, without limitation, any city, county, state federal or any improvement or other district, whether such tax is (1) determined by the value of the Project or the Rent or other sums payable under this Lease; (2) upon or with respect to any legal or equitable interest of Landlord in the Project or any part thereof; (3) upon this transaction or any document to which Tenant is a party creating a transfer in any interest in the Project, (4) in lieu of or as a direct substitute in whole or in part of or in addition to any real property taxes on the Project, (5) based on any parking spaces or parking facilities provided in the Project, 6) in consideration for services, such as police protection, fire protection, street, sidewalk and roadway maintenance, refuse removal or other services that may be provided by any governmental or quasi-governmental agency from time to time which were formerly provided without charge or with less charge to property owners or occupants, or (7) otherwise based on the operation of the Project (such as transit, carpooling or environmental facilities.
(f)         Landlord agrees that Expenses as defined in Section 4(b) shall not include leasing commissions; payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the Project; depreciation of the capital cost of capital additions or improvements except as provided at 4(b)(1)(d); Landlord's executive salaries, management fees in excess of market rates; costs resulting from defective design or construction of the Project; costs incurred in connection with entering into new leases; costs of disputes under existing leases; any cost or expense incurred by reason of the remediation or cleanup of any contamination of the Premises or Project, or the soils or ground water underlying the Premises or Project, by hazardous materials or toxic substances existing as of the Commencement Date (except such materials as were brought thereon by Tenant prior to the Commencement Date, including but not limited to during Tenant’s occupancy pursuant to the prior lease dated February 27, 1989) or brought on to the Premises or Project after the Commencement Date by Landlord, its agents or contractors. In no event shall Expenses include any charge for which Landlord receives reimbursement from insurance or from another Tenant, nor shall any item of Expense be counted more than once, nor shall Landlord collect more than one hundred percent (100%) of Expenses.
2)       Annual Estimate of Expenses.  Upon the Commencement Date, Landlord shall estimate Tenant's Share of Expenses for the remainder of the calendar year, and at the commencement of each calendar year thereafter, Landlord shall provide Tenant with an estimate of Tenant's Share of Expenses for the ensuing calendar year.
3)       Monthly Payment of Expenses.  Tenant shall pay to Landlord, monthly in advance, as Additional Rent, one-twelfth (1/12) of the Annual Estimate of Tenant's Share of Expenses beginning on the Commencement Date.  As soon as practical following each calendar year, Landlord shall prepare an accounting of actual Expenses incurred during the prior calendar year and such accounting shall reflect Tenant's Share of Expenses.  If the Additional Rent paid by Tenant under this Section 4(b)(3) during the preceding calendar year was less than the actual amount of Tenant's Share of Expenses, Landlord shall so notify Tenant and Tenant shall pay such amount to Landlord within 30 days of receipt of such notice.  Such amount shall be deemed to have accrued during the prior calendar year and shall be due and payable from Tenant even though the term of this Lease has expired or this Lease has been terminated prior to Tenant's receipt of this notice.  Tenant shall have ninety (90) days from receipt of such notice to contest the amount due, failure to so notify Landlord shall represent final determination of Tenant's Share of Expenses.  In the event that Tenant so contests the amount due, Landlord will provide Tenant with supporting records in sufficient detail such that Tenant may audit Tenant’s Share of Expenses with respect to the applicable Lease Year to verify actual Expenses. Tenant may not use a property manager or developer (or an affiliate of a property manager or developer) to conduct such an audit.  If Tenant's payments were greater than the actual amount, then such overpayment shall be credited by Landlord to Tenant's Share of Expenses due under this Section 4(b)(3) or, if such determination is after termination of the Lease, then returned to Tenant, after deduction of any other sums due from Tenant to Landlord.
c.       Rent Without Offset and Late Charge.  As used herein, "Rent" shall mean all monetary sums due from Tenant to Landlord.  All Base Monthly Rent shall be paid by Tenant to Landlord without prior notice or demand in advance on the first day of every calendar month, at the address shown in Section 1, or such other place as landlord may designate in writing from time to time.  Whether or not so designated, all other sums due from Tenant under this Lease shall constitute Additional Rent, payable without prior notice or demand when specified in this Lease, but if not specified, then within ten (10) days of demand.  All Rent shall be paid without any deduction or offset whatsoever.  All Rent shall be paid in lawful currency of the United States of America.  Proration of Rent due for any partial month shall be calculated by dividing the number of days in the month for which Rent is due by the actual number of days in that month and multiplying by the applicable monthly rate.  Tenant acknowledges that late payment by Tenant to Landlord of any Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impracticable to ascertain.  Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Premises.  Therefore, if any Rent or other sum due from Tenant is not received within ten (10) days after the date due, Tenant shall pay to Landlord an additional sum equal to 10% of such overdue payment.  Landlord and Tenant hereby agree that such late charge represents an agreed estimate of the costs that Landlord will incur by reason of any such late payment and that the late charge is in addition to any and all remedies available to the Landlord and that the assessment and/or collection of the late charge shall not be deemed a waiver of any other default.  Additionally, all such delinquent Rent or other sums, plus this late charge, shall bear interest at the rate of 18 percent per annum.  If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.  Any payments of any kind returned for insufficient funds will be subject to an additional handling charge of $25.00, and thereafter, Landlord may require Tenant to pay all future payments of Rent or other sums due by money order or cashier's check.
5.       PREPAID RENT. {INTENTIONALLY DELETED}
6.       DEPOSIT.  On or before the Commencement Date, Tenant shall deposit with Landlord a security deposit as set forth in Section 1(j) (which is an amount separate from the Letter of Credit that may also be applied in the same manner as the Security Deposit).  This deposit may be accomplished by roll over of any security deposit then held by Landlord under Tenant's prior lease.  If Tenant is in default, Landlord can use the Security Deposit or any portion of it to cure the default or to compensate Landlord for any damages sustained by Landlord resulting from Tenant's default.  Upon demand, Tenant shall immediately pay to Landlord a sum equal to the portion of the Security Deposit expended or applied by Landlord to restore the Security Deposit to its full amount.  In no event will Tenant have the right to apply any part of the Security Deposit to any Rent or other sums due under this Lease.  If Landlord transfers its interest in the Premises, Landlord shall transfer the Security Deposit to its successor in interest, whereupon Landlord shall be automatically released from any liability for the return of the Security Deposit.  If, at the end of the Lease Term, Tenant has fully complied with all obligations under this Lease, then the remaining Security Deposit shall be returned to Tenant after Landlord has verified that Tenant has fully vacated the Premises, removed all of its property and surrendered the Premises in the condition required under this Lease; provided that Landlord may hold back a portion of the Security Deposit until final determination of Tenant’s share of Common Expenses, whereupon a final adjustment shall be made and any remaining Security Deposit shall be returned to Tenant.  Landlord's obligations with respect to the Security Deposit are those of a debtor and not of a trustee, and Landlord can commingle the Security Deposit with Landlord's general funds.  Landlord shall not be required to pay Tenant interest on the deposit. Each time the Base Monthly Rent is increased, Tenant shall deposit additional funds with Landlord sum sufficient to increase the Security Deposit to an amount which bears the same relationship to the adjusted Base Monthly Rent as the initial Security Deposit bore to the initial Base Monthly Rent.
7.       USE OF PREMISES AND PROJECT FACILITIES.  Tenant shall use the Premises solely for the purposes set forth in Section 1 and for no other purpose whatsoever without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld for uses then being allowed by Landlord for other tenants in the Project.  Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or with respect to the suitability of the Premises or the Project for the conduct of Tenant's business, nor has Landlord agreed to undertake any modification, alteration or improvement to the Premises or the Project, except as provided in writing in this Lease.  Tenant acknowledges that Landlord may from time to time, at its sole discretion, make such modifications, alterations, deletions or improvements to the Project as Landlord may deem necessary or desirable, without compensation or notice to Tenant.  Tenant shall promptly comply with all laws, ordinances, orders and regulations affecting the Premises and the Project, including, without limitation, the rules and regulations attached hereto as Exhibit D and any reasonable modifications to these rules and regulations as Landlord may adopt from time to time.  Tenant acknowledges that, except for Landlord's obligations pursuant to Section 13, Tenant is solely responsible for ensuring that the Premises comply with any and all governmental regulations applicable to Tenant's conduct of business on the Premises, and that Tenant is solely responsible for any alterations or improvements that may be required by such regulations, now existing or hereafter adopted.  Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything in the Premises that will in any way increase the premiums paid by Landlord on its insurance related to the Project or which will in any way increase the premiums for fire or casualty insurance carried by other tenants in the Project.  Tenant will not perform any act or carry on any practices that may injure the Premises or the Project; that may be a nuisance or menace to other tenants in the Project; or that shall in any way interfere with the quiet enjoyment of such other tenants.  Tenant shall not use the Premises for sleeping, washing clothes, cooking or the preparation, manufacture or mixing of anything that might emit any objectionable odor, noises, vibrations or lights onto such other tenants.  If sound insulation is required to muffle noise produced by Tenant on the Premises, Tenant at its own cost shall provide all necessary insulation.  Tenant shall not do anything on the premises which will overload any existing parking or service to the Premises.  Pets and/or animals of any type shall not be kept on the Premises.
8.       HAZARDOUS SUBSTANCES; DISRUPTIVE ACTIVITIES
a.       Hazardous Substances.
                    (1)  Presence and Use of Hazardous Substances. As used in this Lease, "Hazardous Substances" shall mean anything which may be harmful to persons or property, including, but not limited to, materials designated as a "Hazardous Substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended, 42 USC 9601, et seq., or as a Hazardous Substance, Hazardous Household Substance, Moderate Risk Waste or Hazardous Waste under RCW 70.105.010, or which is regulated by any federal, state, or local law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment.  Tenant shall not, without Landlord's prior written consent, keep on or around the Premises, Common Areas or Building, for use, disposal, treatment, generation, storage or sale, any Hazardous Substances except such Hazardous Substances as are commonly used in general administrative office operations plus such incidental Hazardous Substances as may be used in the light electronic manufacturing specified in Tenant’s Use of Premises.  With respect to any Hazardous Substance, Tenant shall:
                              (i)  Comply promptly, timely, and completely with all governmental requirements for reporting, keeping, and submitting manifests, and obtaining and keeping current identification numbers;
                              (ii)  Submit to Landlord true and correct copies of all reports, manifests, and identification numbers at the same time as they are required to be and/or are submitted to the appropriate governmental authorities;
                              (iii)  Within five (5) days of Landlord's request, submit written reports to Landlord regarding Tenant's use, storage, treatment, transportation, generation, disposal or sale of Hazardous Substances and provide evidence satisfactory to Landlord of Tenant's compliance with the applicable government regulations;
                              (iv)  Allow Landlord or Landlord's agent or representative to come on the premises at all times to check Tenant's compliance with all applicable governmental regulations regarding Hazardous Substances;
                              (v)  Comply with minimum levels, standards or other performance standards or requirements which may be set forth or established for certain Hazardous Substances (if minimum standards or levels are applicable to Hazardous Substances present on the Premises, such levels or standards shall be established by an on-site inspection by the appropriate governmental authorities and shall be set forth in an addendum to this Lease); and
                              (vi)  Comply with all applicable governmental rules, regulations and requirements regarding the proper and lawful use, sale, transportation, generation, treatment, and disposal of Hazardous Substances.
                    (2)  Any and all costs reasonably incurred by Landlord and associated with Landlord's monitoring of Tenant's compliance with this Section 8, including Landlord's reasonable attorneys' fees and costs, shall be Additional Rent and shall be due and payable to Landlord within ten (10) days of written demand by Landlord.
          b.       Cleanup Costs, Default and Indemnification.
                    (1)  Tenant shall be fully and completely liable to Landlord for any and all cleanup costs, and any and all other charges, fees, penalties (civil and criminal) imposed by any governmental authority with respect to Tenant's use, disposal, transportation, generation and/or sale of Hazardous Substances, in or about the Premises, Common Areas, or Building.
                    (2)  Tenant shall indemnify, defend and save Landlord and Landlord's lender, if any, harmless from any and all of the costs, fees, penalties and charges assessed against or imposed upon Landlord (as well as Landlord's and Landlord's lender's attorneys' fees and costs) as a result of Tenant's use, disposal, transportation, generation and/or sale of Hazardous Substances.
                    (3)  Upon Tenant's material default under this Section 8, in addition to the rights and remedies set forth elsewhere in this Lease, Landlord shall be entitled to the following rights and remedies:
                              (i)  At Landlord's option, to terminate this Lease immediately; and/or
                              (ii)  To recover any and all damages associated with the default, including, but not limited to cleanup costs and charges, civil and criminal penalties and fees, loss of business and sales by Landlord and other tenants of the Building, any and all damages and claims asserted by third parties and Landlord's attorneys' fees and costs.
          c.       Disposal of Waste
                    (1)  Refuse Disposal.  Tenant shall not keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and shall regularly and frequently remove same from the Premises.  Tenant shall keep all incinerators, containers or other equipment used for storage or disposal of such materials in a clean and sanitary condition.
                    (2)  Sewage Disposal.  Tenant shall properly dispose of all sanitary sewage and shall not use the sewage disposal system (a) for the disposal of anything except sanitary sewage or (b) in excess of the lesser amount (i) reasonably contemplated by the uses permitted under this Lease or (ii) permitted by any governmental entity.  Tenant shall keep the sewage disposal system free of all obstructions and in good operating condition.
                    (3)  Disposal of Other Waste.  Tenant shall properly dispose of all other waste or other matter delivered to, stored upon, located upon or within, used on, or removed from, the Premises, in compliance with all laws.
          d.       Disruptive Activities.  Tenant shall not:
                    (1)  Produce, or permit to be produced, any intense glare, light or heat except within an enclosed or screened area and then only in such manner that the glare, light or heat shall not, outside the Premises, be materially different that the light or heat from other sources outside the Premises;
                    (2)  Create, or permit to be created, any sound pressure level which will interfere with the quiet enjoyment of any real property outside the Premises, or which will create a nuisance or violate any governmental law, rule, regulation or requirement;
                    (3)  Create, or permit to be created, any ground vibration that is materially discernible outside the Premises;
                    (4)  Transmit, receive or permit to be transmitted or received, any electromagnetic, microwave or other radiation which is harmful or hazardous to any person or property in, or about the Project; or
                    (5)  Create, or permit to be created, any noxious odor that is disruptive to the business operations of any other tenant in the Project.
9.       SIGNAGE.  All signing shall comply with rules and regulations set forth by Landlord as may be modified from time to time.  Current rules and regulations relating to signs are described on Exhibit D. Tenant shall place no window covering (e.g., shades, blinds, curtains, drapes, screens, or tinting materials), stickers, signs, lettering, banners or advertising or display material on or near exterior windows or doors if such materials are visible from the exterior of the Premises, without Landlord's prior written consent.  Similarly, Tenant may not install any alarm boxes, foil protection tape or other security equipment on the Premises without Landlord's prior written consent.  Any material violating this provision may be destroyed by Landlord without compensation to Tenant.
10.     PERSONAL PROPERTY TAXES.  Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operations as well as upon all trade fixtures, leasehold improvements, merchandise and other personal property owned by Tenant in or about the Premises.
11.     PARKING.  Landlord grants to Tenant and Tenant's customers, suppliers, employees and invitees, a non-exclusive license to use the designated parking areas in the Project for the use of motor vehicles during the term of this Lease.  Landlord reserves the right at any time to grant similar non-exclusive use to other tenants, to promulgate rules and regulations relating to the use of such parking areas, including reasonable restrictions on parking by tenants and employees, to designate specific spaces for the use of any tenant, to make changes in the parking layout from time to time, and to establish reasonable time limits on parking.  Overnight parking is prohibited and any vehicle violating this or any other vehicle regulation adopted by Landlord is subject to removal at the owner's expense.
Tenant shall have the right to use up to one hundred fifty nine (159) unassigned parking spaces in the Project during the initial Lease Term and during the Extended Term, which use shall be without charge during the Initial Term.  Tenant’s  parking ratio shall not be reduced below three stalls per 1,000 square feet of rentable area except as may be needed to accomplish compliance with changes in governmental regulations.

12.     UTILITIES; SERVICES.
          Landlord shall furnish the Premises with electricity for office use, including lighting and low power usage for office machines and water for restroom facilities.  From 7:00 a.m. to 6:00 p.m. on weekdays and 9:00 a.m. to 1:00 p.m. on Saturday, excluding legal holidays (“Normal Business Hours”), Landlord shall furnish the Premises with heat and air conditioning services as required, in Landlord's judgment, for the comfortable use and occupancy of the Premises.  If requested by Tenant, Landlord shall furnish heat and air conditioning services at times other than Normal Business Hours, and Tenant shall pay for the actual cost of such services either by direct payment to the utility provider or as Additional Rent to Landlord.
The mechanical system is designed to accommodate heating loads generated by the types and quantities of lights and equipment commonly found in suburban office park general administrative offices.  Before installing lights and equipment in the Premises which in the aggregate exceed such amount (e.g. devoting the Premises to high density computer work station operations) or require a voltage other than 120 volts single phase, Tenant shall obtain the written permission of Landlord.  Landlord may refuse to grant such permission unless Tenant agrees to pay Landlord’s costs of installing any supplementary air conditioning or electrical systems required by such equipment or lights.  In addition, Tenant shall pay Landlord in advance, as additional rent, on the first day of each month during the Term, the amount estimated by Landlord as the cost of furnishing electricity for the operation of such equipment or lights and the amount estimated by Landlord as the cost of operating and maintaining supplementary air conditioning units necessitated by Tenant's use of such equipment or lights.  Landlord shall be entitled to install and operate, at Tenant's cost, a monitoring/metering system in the Premises to measure the added demands on electricity and the HVAC systems resulting from such equipment and lights, and from Tenant's HVAC requirements during other than Normal Business Hours.  Tenant shall comply with Landlord's instruction for the use of drapes, blinds and thermostats.  Tenant acknowledges that Landlord shall have sole control over the determination of what utility providers serve the Project, and Landlord shall have no obligation to give access or easement rights or otherwise allow onto the Project any utility providers except those approved by Landlord in its discretion. .  If, for any reason, Landlord permits Tenant to purchase utility services from a provider other than Landlord's designated compan(ies), such provider shall be considered a contractor of Tenant and Tenant shall indemnify defend and hold Landlord harmless from such provider's acts and omissions while in, or in connection with their services to, the Building or Project in accordance with the terms and conditions of Article 15.  In addition, Tenant shall allow Landlord to purchase such utility service from Tenant's provider at Tenant's rate or at such lower rate as can be negotiated by the aggregation of Landlord's tenants' requirements for such utility.
Except for the costs of above-building standard and/or after-hours services, which shall be paid directly by Tenant, the costs of all utilities and services provided pursuant to this Section 12 shall be Expenses allocated to Tenant as part of Tenant’s Share of Expenses pursuant to Section 4(b). above.  Tenant shall pay when due and directly to the service provider any telephone or other services metered, chargeable or provided to the Premises and not charged as part of Tenant’s Share of Expenses.
Landlord does not warrant that any utilities or services will be free from interruption including by reason of accident, repairs, alterations or improvements and including by reason of computer programming weaknesses known generally as the “Year 2000” problem.  No utility interruption shall be deemed an eviction or disturbance of Tenant, or render Landlord liable to Tenant for damages, or relieve Tenant from the full and complete performance of all of Tenant's obligations under this Lease.
Landlord shall provide such security for the Project as it deems appropriate.  During other than Normal Business Hours, Landlord may restrict access to the Project in accordance with the Project’s security system.  Landlord shall not be liable to Tenant for injury to its agents, employees, customers or invitees, or for losses due to theft or burglary, or for damages done by unauthorized persons in the Project.
Landlord shall provide two keys for the corridor door entering the Premises, and additional keys at a charge by Landlord on an order signed by Tenant.  All such keys shall remain the property of Landlord.  No additional locks shall be allowed on any door of the Premises without Landlord's written permission, and Tenant shall not make, or permit to be made, any duplicate keys, except those furnished by Landlord.  Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Premises.
13.     MAINTENANCE.  Landlord shall maintain, in good condition, the structural parts of the Premises, which shall include only the foundations, bearing and exterior walls (excluding glass), subflooring and roof (excluding skylights), the unexposed electrical, plumbing and sewerage systems, including those portions of the systems lying outside the Premises, gutters and downspouts on the Building and the heating, ventilating and air conditioning system servicing the Premises; provided, however, the cost of all such maintenance shall be considered "Expenses" for purposes of Section 4(b) except maintenance necessitated by the gross negligence of the Landlord, Landlord’s agents, employees or invitees.  Except as provided above, Tenant shall maintain and repair the Premises in good condition, including, without limitation, maintaining and repairing all walls, storefronts, floors, ceilings, interior and exterior doors, exterior and interior windows and fixtures and interior plumbing as well as damage caused by Tenant, its agents, employees or invitees.  Upon expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as existed at the commencement of the term, except for reasonable wear and tear or damage caused by fire or other casualty for which Landlord has received all funds necessary for restoration of the Premises from insurance proceeds.
14.     ALTERATIONS.  Tenant shall not make any alterations to the Premises, or to the Project, including any changes to the existing landscaping, without Landlord's prior written consent, provided that Landlord's consent shall not be required, but Tenant shall notify Landlord in advance of, alterations costing less than $10,000 that are not affixed to the Premises and do not affect building structure or building systems.  Tenant may, at the time of requesting Landlord's consent to alterations, further request in writing that Landlord elect, at the time of granting consent, whether such alterations must be removed upon termination of the Lease.  If Tenant so requests, Landlord shall make such election at the time of granting consent to the alteration (or if no consent is required, then within fifteen days of Tenant's request).  Failure of Landlord to respond to Tenant's request shall be deemed an election that the alteration need not be removed on termination of this Lease.  Landlord may post notices of non-responsibility in accordance with the laws of the state in which the premises are located.  Any alterations made shall remain on and be surrendered with the Premises upon expiration or termination of this Lease, except that Landlord may, within 30 days before or 30 days after expiration of the term, elect to require Tenant to remove any alterations which Tenant may have made to the Premises (including any alterations made during the term of Tenant’s initial occupancy of the Premises pursuant to the Lease dated February 27, 1989) excepting only such alterations as Tenant has received consent to leave as provided above.  If Landlord elects to require removal of an alteration, at its own cost Tenant shall restore the Premises to the condition designated by Landlord in its election, before the last day of the term or within 30 days after notice of its election is given, whichever is later.
Should Landlord consent in writing to Tenant's alteration of the Premises (or where no consent is required), Tenant shall contract with a contractor approved by Landlord for the construction of such alterations, shall secure all appropriate governmental approvals and permits, and shall complete such alterations with due diligence in compliance with plans and specifications approved by Landlord.  All such construction shall be performed in a manner which will not interfere with the quiet enjoyment of other tenants of the Project.  Tenant shall pay all costs for such construction and shall keep the Premises and the Project free and clear of all mechanics' liens which may result from construction by Tenant. Tenant shall not use any portion of the common areas in connection with an alteration without the prior written consent of Landlord.
15.     RELEASE AND INDEMNITY.
a.       Indemnity.  Tenant shall indemnify, defend (using legal counsel reasonably acceptable to Landlord) and save Landlord and its property manager harmless from all claims, suits, losses, damages, fines, penalties, liabilities and expenses (including Landlord's personnel and overhead costs and attorneys fees and other costs incurred in connection with claims, regardless of whether such claims involve litigation) resulting from any actual or alleged injury (including death) of any person or from any actual or alleged loss of or damage to, any property arising out of or in connection with (i) Tenant's occupation, use or improvement of the Premises, or that of its employees, agents or contractors, (ii) Tenant's breach of its obligations hereunder, or (iii) any act or omission of Tenant or any subtenant, licensee, assignee or concessionaire of Tenant, or of any officer, agent, employee, guest or invitee of Tenant, or of any such entity in or about the Premises.  Tenant agrees that the foregoing indemnity specifically covers actions brought by its own employees.  This indemnity with respect to acts or omissions during the term of this Lease shall survive termination or expiration of this Lease.  The foregoing indemnity is specifically and expressly intended to, constitute a waiver of Tenant's immunity under Washington's Industrial Insurance Act, RCW Title 51, to the extent necessary to provide Landlord with a full and complete indemnity from claims made by Tenant and its employees, to the extent provided herein.  Tenant shall promptly notify Landlord of casualties or accidents occurring in or about the Premises.  LANDLORD AND TENANT ACKNOWLEDGE THAT THE INDEMNIFICATION PROVISIONS OF SECTION 8 AND THIS SECTION 15 WERE SPECIFICALLY NEGOTIATED AND AGREED UPON BY THEM.
b.       Release.  Tenant hereby fully and completely waives and releases all claims against Landlord for any losses or other damages sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises, including but not limited to:  any defect in or failure of Project equipment; any failure to make repairs; any defect, failure, surge in, or interruption of Project facilities or services; any defect in or failure of Common Areas; broken glass; water leakage; the collapse of any Building component; or any act, omission or negligence of co–tenants, licensees or any other persons or occupants of the Building, provided only that the release contained in this Section 15(b) shall not apply to claims for actual damage to persons or property (excluding consequential damages such as lost profits) resulting directly from Landlord's breach of its express obligations under this Lease which Landlord has not cured within a reasonable time after receipt of written notice of such breach from Tenant. Notwithstanding any other provision of this Lease, and to the fullest extent permitted by law, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom, whether such injury or loss results from conditions arising upon the Premises or the Project, or from other sources or places including, without limitation, any interruption of services and utilities or any casualty, or from any cause whatsoever, including, Landlord's negligence, and regardless of whether the cause of such injury or loss or the means of repairing the same is inaccessible to Landlord or Tenant.  Tenant may elect, at its sole cost and expense, to obtain business interruption insurance with respect to such potential injury or loss.
c.       Limitation on Indemnity.  In compliance with RCW 4.24.115 as in effect on the date of this Lease, all provisions of this Lease pursuant to which Landlord or Tenant (the "Indemnitor") agrees to indemnify the other (the "Indemnitee") against liability for damages arising out of bodily injury to Persons or damage to property relative to the construction, alteration, repair, addition to, subtraction from, improvement to, or maintenance of, any building, road, or other structure, project, development, or improvement attached to real estate, including the Premises, (i) shall not apply to damages caused by or resulting from the sole negligence of the Indemnitee, its agents or employees, and (ii) to the extent caused by or resulting from the concurrent negligence of (a) the Indemnitee or the Indemnitee's agents or employees, and (b) the Indemnitor or the Indemnitor's agents or employees, shall apply only to the extent of the Indemnitor's negligence; PROVIDED, HOWEVER, the limitations on indemnity set forth in this Section shall automatically and without further act by either Landlord or Tenant be deemed amended so as to remove any of the restrictions contained in this Section no longer required by then applicable law.
d.       Definitions.  As used in any Section establishing indemnity or release of Landlord, "Landlord" shall include Landlord, its partners, officers, agents, employees and contractors, and "Tenant" shall include Tenant and any person or entity claiming through Tenant.
16.     INSURANCE. Tenant shall, throughout the term of this Lease and any renewal hereof, at its own expense, keep and maintain in full force and effect, a policy of commercial general liability (occurrence form) insurance, including contractual liability (including Tenant's indemnification obligations under this Lease) insuring Tenant's activities upon, in or about the Premises or the Project, against claims of bodily injury or death or property damage or loss with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Four Million Dollars ($4,000,000) in the aggregate, with such increases in limits as Landlord may from time to time require consistent with insurance requirements of institutional landlords in similar projects in the area.  If Tenant manufactures on the Premises consumer goods using any materials supplied by  Landlord (including but not limited to water supplied as part of utilities to the Premises), Tenant's insurance shall include products liability insurance in the amounts specified for the commercial general liability insurance.
Tenant shall further, throughout the term of this Lease and any renewal thereof, at its own expense, keep and maintain in full force and effect, what is commonly referred to as “Special Cause of Loss” or “Special” coverage insurance (excluding earthquake and flood) on  tenant's leasehold improvements in an amount equal to one hundred percent (100%) of the replacement value thereof with a coinsurance waiver. The proceeds from any such policy shall be used by Tenant for the restoration of Tenant's improvements or alterations.  As used in this Lease, “tenant’s leasehold improvements” shall mean any alterations, additions or improvements installed in or about the Premises by or with Landlord’s permission or otherwise permitted by this Lease, whether or not the cost thereof was paid for by Tenant.
All insurance required to be provided by Tenant under this Lease: (a) shall be issued by Insurance companies authorized to do business in the state in which the premises are located with a financial rating of at least an A+X status as rated in the most recent edition of Best's Insurance Reports; (b) shall be issued as a primary policy; shall be on an occurrence basis; (c) name Landlord and Landlord's property manager as additional insured; and (d) shall contain an endorsement requiring at least 30 days prior written notice of cancellation to Landlord and Landlord's lender, before cancellation or change in coverage, scope or amount of any policy.  Tenant shall deliver a certificate or copy of such policy together with evidence of payment of all current premiums to Landlord within 30 days of execution of this Lease and at the time of all renewals thereof.  If Tenant fails at any time to maintain the insurance required by this Lease, and fails to cure such default within five (5) business days of written notice from Landlord then, in addition to all other remedies available under this Lease and applicable law, Landlord may purchase such insurance on Tenant's behalf and the cost of such insurance shall be Additional Rent due within ten (10) days of written invoice from Landlord to Tenant.
Tenant hereby releases Landlord, and waives its entire right of recovery for loss or damage to property located within or constituting a part or all of the Building or the Project to the extent that the loss or damage is covered by (a) Tenant's insurance, or (b) the insurance Tenant is required to carry under this Article 16, whichever is greater.  This waiver applies whether or not the loss is due to the negligent acts or omissions of Landlord or Tenant, or their respective officers, directors, employees, agents, contractors, or invitees.  Tenant shall have its insurers endorse the applicable insurance policies to reflect the foregoing waiver of claims, provided however, that the endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable
17.     DESTRUCTION.  If during the term, the Premises or Project are more than 30% destroyed from any cause, or rendered inaccessible or unusable from any cause, Landlord may, in its sole discretion, terminate this Lease by delivery of notice to Tenant within 30 days of such event without compensation to Tenant.  If in Landlord's estimation, the Premises cannot be restored within 90 days following such destruction, the Landlord shall notify Tenant and Tenant may terminate this Lease by delivery of notice to Landlord within 30 days of receipt of Landlord's notice.  If neither Landlord nor Tenant terminates this Lease as provided above, then Landlord shall commence to restore the Premises in compliance with then existing laws and shall complete such restoration with due diligence.  In such event, this Lease shall remain in full force and effect, but there shall be an abatement of Base Monthly Rent and Tenant's Share of Expenses between the date of destruction and the date of completion of restoration, based on the extent to which destruction interferes with Tenant's use of the Premises.
18.     CONDEMNATION.
a.       Taking.  If all of the Premises are taken by Eminent Domain, this Lease shall terminate as of the date Tenant is required to vacate the Premises and all Base and Additional Rent shall be paid to that date.  The term "Eminent Domain" shall include the taking or damaging of property by, through or under any governmental or statutory authority, and any purchase or acquisition in lieu thereof, whether the damaging or taking is by government or any other person.  If a taking of any part of the Premises by Eminent Domain renders the remainder thereof unusable for the business of Tenant (or the cost of restoration of the Premises is not commercially reasonable), the Lease may, at the option of either party, be terminated by written notice given to the other party not more than thirty (30) days after Landlord gives Tenant written notice of the taking, and such termination shall be effective as of the date when Tenant is required to vacate the portion of the Premises so taken.  If this Lease is so terminated, all Base and Additional Rent shall be paid to the date of termination.  Whenever any portion of the Premises is taken by Eminent Domain and this Lease is not terminated, Landlord shall at its expense proceed with all reasonable dispatch to restore, to the extent of available proceeds and to the extent it is reasonably prudent to do so, the remainder of the Premises to the condition they were in immediately prior to such taking, and Tenant shall at its expense proceed with all reasonable dispatch to restore its personal property and all improvements made by it to the Premises to the same condition they were in immediately prior to such taking.  The Base and Additional Rent payable hereunder shall be reduced from the date Tenant is required to partially vacate the Premises in the same proportion that the Rentable Area taken bears to the total Rentable Area of the Premises prior to taking.
b.       Award.  Landlord reserves all right to the entire damage award or payment for any taking by Eminent Domain, and Tenant waives all claim whatsoever against Landlord for damages for termination of its leasehold interest in the Premises or for interference with its business.  Tenant hereby grants and assigns to Landlord any right Tenant may now have or hereafter acquire to such damages and agrees to execute and deliver such further instruments of assignment as Landlord may from time to time request.  Tenant shall, however, have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in moving Tenant's merchandise, furniture, trade fixtures and equipment, provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not out of or as part of Landlord's damages.
19.     ASSIGNMENT OR SUBLEASE.  Tenant shall not assign or encumber its interest in this Lease or the Premises or sublease all or any part of the Premises or allow any other person or entity (except a successor by merger or acquisition which is continuing Tenant’s use, Tenant's authorized representatives, employees, invitees, or guests) to occupy or use all or any part of the Premises without first obtaining Landlord's consent which consent shall not be unreasonably withheld for tenants meeting Landlord’s then existing standards for creditworthiness and use.  No assignment or sublease shall release Tenant from the obligation to perform all obligations under this Lease. Any assignment, encumbrance or sublease without Landlord's written consent shall be voidable and at Landlord's election, shall constitute a default.  If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of law of any partner, or the dissolution of the partnership, shall be deemed a voluntary assignment.  If Tenant consists of more than one person, a purported assignment, voluntary or involuntary or by operation of law from one person to the other shall be deemed a voluntary assignment.  If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or sale or other transfer of a controlling percentage of the capital stock of Tenant, or the sale of at least 25% of the value of the assets of Tenant shall be deemed a voluntary assignment.  The phrase "controlling percentage" means ownership of and right to vote stock possessing at least 25% of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for election of directors.  This Section 19 shall not apply to corporations the stock of which is traded through an exchange or over the counter.  All rent received by Tenant from its subtenants in excess of the Rent payable by Tenant to Landlord under this Lease shall be paid to Landlord (provided that Tenant may amortize the costs of leasing commissions and improvements made for the new tenant over the term of the assignment or sublease in equal monthly installments without interest, and such amortization may be deducted from the excess rent otherwise due Landlord), or any sums to be paid by an assignee to Tenant in consideration of the assignment of this Lease shall be paid to Landlord.  In lieu of granting consent to any proposed Transfer for which Tenant is required to obtain Landlord’s consent, Landlord reserves the right to terminate this Lease or, in the case of subletting of less than all the Premises, to terminate this Lease with respect to such portion of the Premises, as of the proposed effective date of such Transfer, in which event Landlord may enter into the relationship of landlord and tenant with such proposed Transferee.  Notwithstanding the foregoing, Landlord’s recapture right shall not apply to a sublease if (a) the term of the sublease ends at least 1 year prior to the end of the term of the Lease and contains no extension rights, and (b) the total area subleased, including the sublease at issue, will be less than 80% of the Premises. If Tenant requests Landlord to consent to a proposed assignment or subletting, Tenant shall pay to Landlord, whether or not consent is ultimately given, $100 or Landlord's reasonable attorney's fees incurred in connection with such request, whichever is greater.
No interest of Tenant in this Lease shall be assignable by involuntary assignment through operation of law (including without limitation the transfer of this Lease by testacy or intestacy).  Each of the following acts shall be considered an involuntary assignment: (a) if Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes proceedings under the Bankruptcy Act in which Tenant is the bankrupt; or if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (b) if a writ of attachment or execution is levied on this Lease; or (c) if in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises.  An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.
20.     DEFAULT.  The occurrence of any of the following shall constitute a default by Tenant: (a) a failure to pay Rent or other charge when due, provided that Landlord shall not exercise any of its rights under this Section 20(a) until Landlord has given Tenant notice of such default and a cure period of ten (10) days from receipt of such notice, and Tenant has failed to pay such rent or other charge within such cure period; (b) abandonment and vacation of the Premises (failure to occupy and operate the Premises for ten consecutive days while in monetary default under this Lease shall be conclusively deemed an abandonment and vacation); or (c) failure to perform any other provision of this Lease, provided that Landlord shall not exercise any of its rights under this Section 20(c) until Landlord has given Tenant notice of such default and a cure period of thirty (30) days from receipt of such notice, and Tenant has failed to cure such default within such cure period, provided further that if more than thirty (30) days are required to complete such performance, the cure period shall not be deemed to have run so long as Tenant commences to cure such default within the thirty (30) day period and thereafter diligently pursues its completion.  The notice required by this Section is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement
21.     LANDLORD'S REMEDIES.  Landlord shall have the following remedies if Tenant is in default and after providing Tenant with prior written notice and expiration of all applicable cure periods to the extent and as required pursuant to Section 20. (These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law): Landlord may terminate Tenant's right to possession of the Premises at any time.  No act by Landlord other than giving notice to Tenant shall terminate this Lease.  Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession.  Upon termination of Tenant's right to possession, Landlord has the right to recover from Tenant: (1) the worth of the unpaid Rent that had been earned at the time of termination of Tenant's right to possession; (2) the worth of the amount of the unpaid Rent that would have been earned after the date of termination of Tenant's right to possession less the amount that Tenant proves Landlord should be able to earn during such period net of all releasing costs; (3) any other amount, including but not limited to, expenses incurred to relet the Premises, court, attorney and collection costs, necessary to compensate Landlord for all detriment caused by Tenant's default.
22.     ENTRY ON PREMISES.  Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times, with reasonable prior notice (except in an emergency, when no notice is required), for any of the following purposes: (a) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) to do any necessary maintenance and to make any restoration to the Premises or the Project that Landlord has the right or obligation to perform; (c) to post "for sale" signs at any time during the term, to post "for rent" or "for lease" signs during the last 90 days of the term, or during any period while Tenant is in default; (d) to show the Premises to prospective brokers, agents, buyers, tenants or persons interested in leasing or purchasing the Premises, at any time during the term; or (e) to repair, maintain or improve the Project and to erect scaffolding and protective barricades around and about the Premises but not so as to prevent entry to the Premises and to do any other act or thing necessary for the safety or preservation of the Premises or the Project.  Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising out of Landlord's entry onto the Premises as provided in this Section 22.  Tenant shall not be entitled to an abatement or reduction of Rent if Landlord exercises any rights reserved in this Section 22.  Landlord shall conduct his activities on the Premises as provided herein in a commercially reasonable manner so as to limit inconvenience, annoyance or disturbance to Tenant to the maximum extent practicable.  For each of these purposes, Landlord shall at all times have and retain a key with which to unlock all the doors in, upon and about the Premises, excluding Tenant's vaults and safes.  Tenant shall not alter any lock or install a new or additional lock or bolt on any door of the Premises without prior written consent of Landlord.  If Landlord gives its consent, Tenant shall furnish Landlord with a key for any such lock.
23.     SUBORDINATION; ESTOPPEL CERTIFICATE.
a.       Subordination.  Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee or any beneficiary of a Deed of Trust with a lien on the Project or any ground lessor with respect to the Project, this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Project, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Project, ground leases or underlying leases, or Landlord's interest or estate in any of said items is specified as security.  In the event that any ground lease or underlying lease terminates for any reason or any mortgage or Deed of Trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord, at the option of such successor in interest.  Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord any additional documents evidencing the priority or subordination of this Lease with respect to any such ground lease or underlying leases or the lien of any such mortgage or Deed of Trust.  Tenant hereby irrevocably appoints Landlord as attorney-in-fact of Tenant to execute, deliver and record any such document in the name and on behalf of Tenant.
b.       Estoppel Certificate. Tenant shall, within 15 days of demand, execute and deliver to Landlord a written statement certifying:  (i) the commencement and the expiration date of the Term; (ii) the amount of Base Rent and the date to which it has been paid; (iii) that this Lease is in full force and effect and has not been assigned or amended in any way (or specifying the date and terms of each agreement so affecting this Lease) and that no part of the Premises has been sublet (or to the extent such is not the case, a copy of any sublease); (iv) that Landlord is not in default under this Lease (or if such is not the case, the extent and nature of such default);  (v) on the date of such certification, there are no existing defenses or claims which Tenant has against Landlord (or if such is not the case, the extent and nature of such defenses or claims); (vi) the amount of the Security Deposit held by Landlord; and (vii) any other fact or representation that a mortgagee or purchaser may reasonably request.  It is intended that any such statement shall be binding upon Tenant and may be relied upon by a prospective purchaser or mortgagee.  If Tenant fails to respond within 10 days of receipt of a written request by Landlord therefor, (a) Tenant shall be deemed to have given a certificate as above provided, without modification, and shall be conclusively deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, and (b) Landlord may impose a fee of $100 per day for each day of delay in providing the statement by Tenant after the 10 day period.
24.     NOTICE.  Any notice, demand or request required hereunder shall be given in writing to the party's facsimile number or address set forth in Section 1 hereof by any of the following means: (a) personal service; (b) electronic communication, whether by telex, telegram or facsimile with electronic confirmation; (c) overnight courier; or (d) registered or certified, first class mail, return receipt requested.  Such addresses may be changed by notice to the other parties given in the same manner as above provided.  Any notice, demand or request sent pursuant to either subsection (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means with electronic confirmation of receipt.  Any notice, demand or request sent pursuant to subsection (c) hereof shall be deemed received on the business day immediately following deposit with the overnight courier and, if sent pursuant to subsection (d), shall be deemed received forty-eight (48) hours following deposit in the U.S. mail.
25.     WAIVER.  No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver.  No act or conduct of Landlord, including without limitation, acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term.  Only written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish termination of the Lease.  Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.  Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease.  TENANT SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, WHERE TENANT HAS RECEIVED A NOTICE TO CURE DEFAULT (WHETHER RENT OR NON-RENT), NO ACCEPTANCE BY LANDLORD OF RENT SHALL BE DEEMED A WAIVER OF SUCH NOTICE, AND, INCLUDING BUT WITHOUT LIMITATION, NO ACCEPTANCE BY LANDLORD OF PARTIAL RENT SHALL BE DEEMED TO WAIVE OR CURE ANY RENT DEFAULT.  LANDLORD MAY, IN ITS DISCRETION, AFTER RECEIPT OF PARTIAL PAYMENT OF RENT, REFUND SAME AND CONTINUE ANY PENDING ACTION TO COLLECT THE FULL AMOUNT DUE, OR MAY MODIFY ITS DEMAND TO THE UNPAID PORTION.  IN EITHER EVENT THE DEFAULT SHALL BE DEEMED UNCURED UNTIL THE FULL AMOUNT IS PAID IN GOOD FUNDS.
26.     SURRENDER OF PREMISES; HOLDING OVER.  Upon expiration of the Term, Tenant shall surrender to Landlord the Premises and all Tenant improvements and alterations in good condition, except for ordinary wear and tear and alterations Tenant has the right or is obligated to remove under the provisions of Section 14 herein.  Tenant shall remove all personal property including, without limitation, all data and phone wires, wallpaper, paneling and other decorative improvements or fixtures and shall perform all restoration made necessary by the removal of any alterations or Tenant's personal property before the expiration of the term, including for example, restoring all wall surfaces to their condition prior to the commencement of this Lease.  Landlord can elect to retain or dispose of in any manner Tenant's personal property not removed from the Premises by Tenant prior to the expiration of the term.  Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord's retention or disposition of Tenant's personal property.  Tenant shall be liable to Landlord for Landlord's cost for storage, removal or disposal of Tenant's personal property.
If Tenant, with Landlord's consent, remains in possession of the Premises after expiration or termination of the term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable as provided under Washington law, by either party.  All provisions of this Lease, except those pertaining to term and Rent, shall apply to the month-to-month tenancy.  During any holdover term, Tenant shall pay Base Monthly Rent in an amount equal to 150% of Base Monthly Rent for the last full calendar month during the regular term plus 100% of Tenant's share of Expenses pursuant to Section 4(b)(3).  If Tenant fails to surrender possession of the Premises upon termination or expiration of this Lease and if Tenant does not obtain Landlord’s written consent to Tenant’s continued occupancy, then Tenant shall be deemed a trespasser and shall be liable to Landlord for all damages sustained by Landlord as a result thereof, together with Base Rate at a rate double the Latest Rate.
27.     LIMITATION OF LANDLORD'S LIABILITY.  In consideration of the benefits accruing hereunder, Tenant agrees that, in the event of any actual or alleged failure, breach or default of this Lease by Landlord, Landlord's liability under this Lease shall be limited to, and Tenant shall look only to Landlord interest in the Project and the rents and proceeds thereof.
28.     BUILDING PLANNING.  If Landlord requires the Premises for use in conjunction with another suite or for other reasons connected with the Project planning program, upon notifying Tenant in writing at least sixty (60) days in advance, Landlord shall have the right to move Tenant to other space in the Project that is substantially the same in size, configuration and tenant improvements, such move (including out-of-pocket ancillary costs such as reprinting of stationary) to be at Landlord's sole cost and expense.  Upon such move, the terms and conditions of the original Lease shall remain in full force and effect, save and excepting that a revised Exhibit "A" shall become part of this Lease and shall reflect the location of the new space and Section 1 of this Lease shall be amended to include and state all correct data as to the new space.

29.     MISCELLANEOUS PROVISIONS.
a.       Time of Essence.  Time is of the essence of each provision of this Lease.
b.       Successor.  This Lease shall be binding on and inure to the benefit of the parties and their successors, except as provided in Section 19 herein.
c.       Landlord's Consent.  Any consent required by Landlord under this Lease must be granted in writing and may be withheld or conditioned by Landlord in its sole and absolute discretion.
d.       Commissions.  Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for the broker(s) identified in Section 1, who shall be compensated by Landlord.  Landlord and Tenant recognize that it is possible that they may hereafter make additional agreements regarding further extension or renewal of this Lease or a new lease or leases for all or one or more parts of the Premises or other space in the Project for a term or terms commencing after the Commencement Date of this Lease.  Landlord and Tenant recognize that it is also possible that they may hereafter modify this Lease to add additional space or to substitute space as part of the Premises.  If any such additional agreements, new leases or modifications to this Lease are made, Landlord shall not have any obligation to pay any compensation to any real estate broker or to any other third person engaged by Tenant to render services to Tenant in connection with negotiating such matters, regardless of whether under the circumstances such person is or is not regarded by the law as an agent of Landlord.
e.       Other Charges.  If either party commences any litigation against the other party or files an appeal of a decision arising out of or in connection with the Lease, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and costs of suit.  Tenant shall pay a charge of $75 to Landlord for preparation of a demand for delinquent Rent.
f.        Force Majeure.  Except for the obligation to pay Rent and Additional Rent, neither Landlord nor Tenant shall be deemed in default hereof nor liable for damages arising from its failure to perform its duties or obligations hereunder if such is due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authorities, fires, floods, windstorms, earthquakes, strikes or labor disturbances, civil commotion, delays in transportation, governmental delays or war.
g.       Rules and Regulations.  Tenant shall faithfully observe and comply with the "Rules and Regulations", a copy of which is attached hereto, and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord.  Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the building or Project of said tenant or occupant's lease or of any of said Rules and Regulations.
h.       Landlord's Successors.  In the event of a sale or conveyance by Landlord of the Project, the same shall operate to release Landlord from any liability under this Lease, and in such event Landlord's successor in interest shall be solely responsible for all obligations of Landlord under this Lease.
i.        Interpretation.  This Lease shall be construed and interpreted in accordance with the laws of the state in which the premises are located.  This Lease constitutes the entire agreement between the parties with respect to the Premises and the Project, except for such guarantees or modifications as may be executed in writing by the parties from time to time.  When required by the context of this Lease, the singular shall include the plural, and the masculine shall include the feminine and/or neuter.  "Party" shall mean Landlord or Tenant.  If more than one person or entity constitutes Landlord or Tenant, the obligations imposed upon that party shall be joint and several.  The enforceability, invalidity or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.
j.        Prior Understandings. Tenant acknowledges that neither Landlord nor anyone representing Landlord has made statements of any kind whatsoever on which Tenant has relied in entering into this Lease.  Tenant further acknowledges that Tenant has relied solely on its independent investigation and its own business judgment in entering into this Lease.  Landlord and Tenant agree that:  this Lease supersedes all prior and contemporaneous understandings and agreement; the provisions of this Lease are intended by them as the final expression of their agreement; this Lease constitutes the complete and exclusive statement of its terms; and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease.  No provision of this Lease may be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest, whether or not such amendment is supported by new consideration.
k.       Authority.  If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of said corporation.  Concurrently with the execution of this Lease, Tenant shall deliver to Landlord a certified copy of a resolution of the Board of Directors of said corporation authorizing the execution of this Lease.  If Tenant is a partnership, each individual executing this Lease on behalf of said partnership represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of said partnership and that this Lease is binding upon said partnership in accordance with its terms, and concurrently with execution of this Lease, Tenant shall deliver to Landlord such evidence of authorization as Landlord may require.  If Tenant is a marital community, or a member of a marital community, both members of the marital community shall execute this Lease.  Where Tenant is comprised of more than one person or entity, all covenants, agreements and obligations of Tenant hereunder shall be the joint and several covenants, agreements and obligations of each person or entity comprising
l.        Clean Air Act.  Tenant acknowledges that Landlord has not made any portion of the Premises or the Building accessible for smoking in compliance with WAC 296-62-12000.  If Tenant wishes to make any portion of the Premises accessible for smoking, Tenant shall make all improvements necessary to comply with all applicable governmental rules and regulations.  Tenant acknowledges that the indemnity contained in Section 15 of the Lease includes, but is not limited to claims based on the presence of tobacco smoke as a result of the activities of Tenant, its employees, agents, or guests.
30.     LETTER OF CREDIT.  On or before the earlier of (i) ninety (90) days after mutual execution of this Lease or (ii) the date on which Tenant wishes to obtain disbursement of any portion of the T.I. Allowance, Tenant shall cause to be delivered to Landlord an irrevocable, unconditional, transferable standby Letter of Credit in the initial sum of $325,000.00 naming Landlord as beneficiary, issued by a lender acceptable to Landlord and otherwise substantially in the form of attached Exhibit E, provided that if the issuing bank does not have a New York branch on which the letter may be drawn, then Tenant shall further obtain from the Bank of New York a Confirmation Advice in the form attached as Exhibit E-1 (collectively the “Letter of Credit”).  Tenant shall be required to maintain the Letter of Credit through the Lease Term.  The Letter of Credit shall be governed by the rules of the International Standby Practices of 1998 or such later revision as may be published by the Institute of International Banking Law and Practice.
If Tenant breaches any covenant or condition of this Lease, including but not limited to the payment of rent or additional rent, and fails to cure such breach within any cure period provided in this Lease, Landlord may draw on the Letter of Credit and apply any sums so drawn to reimburse itself for any damages or other amounts due from Tenant relating to such breach, regardless of whether Landlord has previously taken any other action against Tenant.  Further, if Tenant fails to renew the Letter of Credit at least ninety (90) days prior to its expiration during the Term of this Lease, then such failure shall be deemed to be an immediate default entitling Landlord to draw the entire Letter of Credit and hold it as a cash security deposit.  Any payment to Landlord from the Letter of Credit shall not be construed as a payment of liquidated damages for any default.
Provided that Tenant has not at any time been in default of any of its monetary obligations under this Lease and has not been in material default of any other obligations under this Lease, then as of June 1, 2003, Tenant may reduce the Letter of Credit to $216,667 and subject to the same precondition may reduce the Letter of Credit to $108,334 on June 1, 2005.  This right to reduce the Letter of Credit shall be subject to (and conditioned on) Landlord's confirming in writing that Tenant has satisfied such conditions.  Landlord shall promptly respond to Tenant's request for such confirmation and, if Landlord deems the conditions not met, shall specify the reasons for its conclusion
31.     OPTION TO RENEW.  Tenant is granted the right (the “Extension Right”) to extend the term of this Lease beyond the expiration date of the initial term for one period of seventy-two (72) months (the “Extended Term”).  Tenant may not exercise its Extension Right if it is in default beyond any applicable cure period at the time Tenant exercised its Extension Right, or if it has ever been in default beyond any applicable cure period more than two (2) times in any twelve (12) month period.  Tenant may exercise its Extension Right by delivering written notice thereof to Landlord not later than three hundred sixty five (365) days prior to the expiration of the initial term.  In the Extended Term, all terms and conditions of this Lease shall apply, except (i) Section 31 of this Lease shall not apply, and (ii) the Base Monthly Rent for the Extended Term shall be the then prevailing market rate for a similar lease and term for similarly situated and improved space (“Fair Market Rent”), provided that in no event shall the Base Monthly Rent plus Additional Rent for the Extended Term be less than the Base Monthly Rent plus Additional Rent for the last month of the initial term.  In the event Tenant exercises its option, Landlord shall provide a tenant improvement allowance in an amount not to exceed $4.00 per square foot.
Extension Rights shall apply to all of the Premises then under lease to Tenant.  Tenant’s Extension Right is personal and may not be exercised by any assignee or sublessee.
DATED as of the day and year first written above.

LANDLORD:	TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA
By: /s/ James P. Garofalo_______________________
Its: [Assistant Secretary]_______________________

By: _______________________________________
Its: _______________________________________

TENANT:	APPLIED MICROSYSTEMS CORPORATION
By: /s/ Robert C. Bateman_____________________
Its: [VP and CFO]___________________________

By: _______________________________________
Its: _______________________________________